                                                                      EXHIBIT 3

                               VOTING AGREEMENT

         This VOTING AGREEMENT (the "Agreement"), is made and entered into as of May 20, 1999, between Larry R. Linhart ("Shareholder"), a shareholder of AmeriLink Corporation, an Ohio corporation ("Target"), and Tandy Corporation, a Delaware corporation ("Acquiror").

         WHEREAS, concurrently with the execution and delivery of this Agreement, Target and Acquiror are entering into an Agreement and Plan of Reorganization dated as of the date hereof (the "Reorganization Agreement"), providing for the merger of a wholly owned subsidiary of Acquiror with and into Target (the "Merger") pursuant to the terms and conditions thereof; and

         WHEREAS, as a condition and an inducement to Acquiror entering into the Reorganization Agreement, pursuant to which Shareholder will receive the consideration provided for in the Reorganization Agreement in exchange for the common shares, without par, of Target (the "Target Common Shares") owned by Shareholder, Acquiror has required that Shareholder agree, and Shareholder has so agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Representations of the Shareholder. Shareholder represents and warrants to Acquiror that Shareholder:

         (a) is the beneficial owner of that number of Target Common Shares set forth on Exhibit A (collectively, the "Shareholder's Shares"), and no other person owns, directly or indirectly, any interest in the Shareholder's Shares;

         (b) does not beneficially own (as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or own of record any Target Common Shares other than the Shareholder's Shares, but excluding any Target Common Shares which Shareholder has the right to obtain upon the exercise of stock options outstanding on the date hereof;

         (c) has the right, power and authority to execute and deliver this Agreement and to perform Shareholder's obligations under this Agreement, and this Agreement has been duly executed and delivered by Shareholder and constitutes a valid and legally binding agreement of Shareholder, enforceable in accordance with its terms; and such execution, delivery and performance by Shareholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, agreement, understanding, commitment or other obligation (written or oral) to which Shareholder is a party or by which Shareholder is bound; (ii) violate any order, judgment, writ, injunction, decree or statute, or any rule or regulation, applicable to Shareholder or any of the properties or assets of Shareholder (including without limitation any provision of the Ohio General Corporation Law applicable to a business combination, control share acquisition or similar transaction); or (iii) result in the creation of, or impose any obligation on Shareholder to create, any lien, charge or other encumbrance of any nature whatsoever upon the Shareholder's Shares, other than in favor of Acquiror or its affiliates; and

         (d) Shareholder has not granted any proxy to any person to vote the Shareholder's Shares.

         The representations and warranties contained herein shall be made as of the date hereof and as of each date from the date hereof through and including the date that the Merger is consummated or this Agreement is terminated in accordance with its terms.

         2. Agreement to Vote Shares. Shareholder shall be present (in person or by proxy) at and vote the Shareholder's Shares (including any New Shares (as defined in Section 4 hereof)), and shall cause any holder of record of the Shareholder's Shares (including any New Shares) to be present and vote, (a) in favor of adoption and approval of the Reorganization Agreement and the Merger (and each other action and transaction contemplated by the Reorganization Agreement or by this Agreement) and (b) against any Takeover Proposal (as defined in the Reorganization Agreement) other than the Merger (or any other Takeover Proposal of Acquiror) and against any proposed action or transaction that would prevent or intentionally delay consummation of the Merger (or other Takeover Proposal of Acquiror) or is otherwise inconsistent therewith (including, without limitation, (A) any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Target under the Reorganization Agreement or of Shareholder under this Agreement, (B) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Target or its Subsidiaries (as defined in the Reorganization Agreement), (C) a sale, lease or transfer of a material amount of assets of Target or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Target or its Subsidiaries, (D) (1) any change in the present capitalization of Target or any amendment of Target's Articles of Incorporation or Code of Regulations, (2) any other material change in Target's corporate structure or business, or (3) any other action involving Target or its Subsidiaries which is intended, or could reasonably be expected, to materially delay or materially and adversely affect the Merger and the transactions contemplated by this Agreement and the Reorganization Agreement at every meeting of the shareholders of Target at which any such matters are considered and at every adjournment thereof (and, if applicable, in connection with any request or solicitation of written consents of shareholders). Notwithstanding anything in this Agreement to the contrary, Shareholder shall not be obligated under this Agreement to vote a particular way with respect to the election of directors of Target, and Acquiror shall not have any right under this Agreement to exercise or direct the exercise of any voting rights with respect to the election of directors of Target.

         Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Shareholder hereby revokes any and all previous proxies granted with respect to the Shareholder's Shares. Shareholder shall also use reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement, and shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Agreement.

         3. No Voting Trusts. After the date hereof, Shareholder shall not, nor shall Shareholder permit any entity under Shareholder's control to, deposit any of the Shareholder's Shares (including any New Shares) in a voting trust or subject any of the Shareholder's Shares (including any New Shares) to any lien or agreement, proxy, arrangement or understanding with respect to the voting of the Shareholder's Shares (including any New Shares) other than in accordance with Section 2.

         4. Additional Purchases. Shareholder agrees that in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of stock of Target on, of or affecting the Shareholder's Shares, (b) Shareholder purchases or otherwise acquires beneficial ownership of any Target Common Shares after the execution of this Agreement (including by exercise of options), or (c) Shareholder acquires the right to vote or share in the voting of any Target Common Shares other than the Shareholder's Shares theretofore beneficially owned (collectively, "New Shares"), such New Shares shall in all respects be subject to the terms of this Agreement and shall in all respects constitute the Shareholder's Shares to the same extent as if they were owned by Shareholder on the date hereof.

         5. No Encumbrances.

         (a) Except as expressly contemplated by this Agreement, the Shareholder's Shares and the certificates representing the Shareholder's Shares are now, and at all times during the term hereof shall be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (other than to the extent set forth on Schedule 1 to this Agreement), except for any such encumbrances or proxies arising hereunder.

         (b) Notwithstanding the foregoing, Shareholder shall be permitted to sell (or pledge to Target in support of a loan) such portion of New Shares (but may not sell any New Shares to Target or its Subsidiaries (as defined in the Reorganization Agreement)) solely to pay the exercise price of any employee stock options and tax liabilities in respect of an exercise of employee stock options; provided that any such New Shares sold (or pledged) shall be subject to the terms of this Agreement.

         6. No Solicitation. Shareholder shall not, directly or indirectly (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined in the Reorganization Agreement) or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Target or any of its Subsidiaries, to any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Shareholder will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or any of its Subsidiaries or for access to the properties, books or records of Target or any of its Subsidiaries by any person that has advised Target that it may be considering making, or that has made a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice, and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing.

         7. Appraisal Rights. Shareholder agrees not to exercise any rights (including, without limitation, under Sections 1701.84 and 1701.85 of the Ohio General Corporation Law) to demand appraisal of any Target Common Shares which may arise with respect to the Merger.

         8. Reliance by Acquiror. Shareholder understands and acknowledges that Acquiror is entering into the Reorganization Agreement in reliance upon Shareholder's execution, delivery and performance of this Agreement.

         9. Action in Shareholder Capacity Only. Shareholder does not hereunder make any agreement or understanding in his or her capacity as an officer or director of Target. Shareholder signs this Agreement solely in Shareholder's capacity as a beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in Shareholder's capacity as an officer or director of Target.

         10. Specific Performance. Shareholder acknowledges that it will be impossible to measure in money the damage to the Acquiror if Shareholder fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, Acquiror will not have an adequate remedy at law or damages. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Acquiror has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Acquiror's seeking or obtaining such equitable relief.

         11. Heirs, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns and shall not be assignable without the written consent of all other parties hereto other than any assignment in whole or in part by Acquiror. Any such purported assignment in violation of this Section 11 shall be void.

         12. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         13. Miscellaneous.

         (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the negotiation of this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

         (c) Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the internal laws of the State of Ohio without regard to principles of conflicts of law.

         (d) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         (f) Termination. This Agreement shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time (as defined in the Reorganization Agreement), (B) the termination of the Reorganization Agreement pursuant to Section 7.1 thereof (other than a termination in connection with which Acquiror is or will be entitled to any payments as specified in Sections 7.3(b) or (c) thereof); (C) 181 days following any termination of the Reorganization Agreement in connection with which Acquiror is or will be entitled to a payment as specified in Section 7.3(b) thereof; (D) 12 months and one day following any termination of the Reorganization Agreement in connection with which Acquiror is or could be entitled to a payment as specified in Section 7.3(c) thereof; (E) the day after the date on which Target pays Acquiror the $2,500,000 termination fee and all other amounts payable to Acquiror pursuant to Section 7.3(b) or 7.3(c) of the Reorganization Agreement; or (F) the date Acquiror specifies in a written notice of termination of this Agreement provided by Acquiror, in its sole discretion, to Shareholder; provided further that no such termination shall extinguish any liability of a party for breach of its obligations under this Agreement.

         (g) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or reference shall be derived therefrom.

         (h) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

         if to Acquiror, to:        Tandy Corporation
                                    100 Throckmorton Street, Suite 1900
                                    Fort Worth, Texas 76102
                                    Attention: Mark C. Hill
                                    Facsimile No.:  (817) 415-3926
                                    Telephone No.: (817) 415-3700

         with a copy to:            Haynes and Boone, LLP
                                    901 Main Street, Suite 3100
                                    Dallas, Texas 75202
                                    Attention: Michael M. Boone
                                    Facsimile No.: (214) 651-5940
                                    Telephone No.: (214) 651-5000

         if to Shareholder, to:     Larry R. Linhart
                                    1900 E. Dublin-Granville Road
                                    Columbus, Ohio 43229
                                    Facsimile No.: (614) 895-7436
                                    Telephone No.: (614) 895-1313

         with a copy to:            Squire, Sanders & Dempsey L.L.P.
                                    1300 Huntington Center
                                    41 South High Street
                                    Columbus, Ohio 43215
                                    Attention: Richard W. Rubenstein
                                    Facsimile No.: (614) 365-2499
                                    Telephone No.: (614) 365-2700

         (i) Restrictive Legend. Shareholder shall cause certificates for the Shareholder's Shares and New Shares to have typed or printed thereon a restrictive legend which shall read substantially as follows (if and to the extent true and necessary in light of legal and factual circumstances existing at such time):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS AS SET FORTH IN THAT CERTAIN VOTING AGREEMENT, DATED AS OF MAY 20, 1999, A COPY OF WHICH WILL BE MAILED BY AMERILINK CORPORATION TO THE SHAREHOLDER WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR, WHICH CONTAINS RESTRICTIONS ON THE VOTING AND TRANSFER THEREOF."

                                   * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                       TANDY CORPORATION


                                       By: /s/ LEONARD H. ROBERTS
                                           -------------------------------------
                                       Name: Leonard H. Roberts
                                             -----------------------------------
                                       Title: Chairman, President & CEO
                                              ----------------------------------


                                       SHAREHOLDER


                                       /s/ LARRY R. LINHART
                                       -----------------------------------------
                                       Larry R. Linhart


         The undersigned spouse of Larry R. Linhart hereunto subscribes her name in evidence of and in consent to Larry R. Linhart's agreements made concerning the Common Shares of AmeriLink Corporation referred to in the foregoing Voting Agreement, and to all other provisions thereof, as of the 20th day of May, 1999.



                                       -----------------------------------------
                                       Name: /s/ SHERRY LINHART
                                             -----------------------------------
                                       Spouse of Larry R. Linhart

                                   EXHIBIT A



                                  Number of
                             Target Common Shares
      Name                    Beneficially Owned            Type of Ownership
-----------------    ---------------------------------    ----------------------

Larry R. Linhart                   423,808